EXHIBIT 10.2

Options Media Group Holdings, Inc.

240 Old Federal Highway, Suite 100

Hallandale, FL 33009

August 6, 2008

Options Media Group Holdings, Inc.

240 Old Federal Highway, Suite 100

Hallandale, FL 33009

Attention: Mr. Scott Frohman, Chief Executive Officer

Dear Mr. Frohman:

This letter acknowledges that there was a scrivener’s error in your employment agreement dated June 23, 2008 (the “Agreement”) in which the number of options and shares of common stock were reversed.   In order to fix this error, Options Media Group Holdings, Inc. has agreed to modify Section 4(e) of the Agreement to reflect the following:

4.

Compensation of Executive.

(e) Upon the execution hereof, the Corporation shall grant the Executive (i) 2,250,000 shares of restricted common stock under the Corporation’s 2008 Stock Incentive Plan (the “2008 Plan”) that shall not be subject to any vesting period and (ii) options to purchase an aggregate of 2,500,000 shares of the Corporation’s common stock (“Options”) under the Plan.  The per share exercise price of the Options shall be $0.30, which represents the fair market value per share of the Corporation’s common stock on the date of grant.  The term of the Option shall be ten years from the date of grant.  One twenty-fourth (4.167%) of the Options shall vest on each monthly anniversary of the date of grant.

In all other respects, the Agreement is ratified and confirmed.  Please sign a copy of this letter agreement and return it to me.

Very truly yours,

/s/ ADAM WASSERMAN
Adam Wasserman
Chief Financial Officer

AGREED AND ACCEPTED:

/s/ SCOTT FROHMAN
Scott Frohman

cc:

Michael D. Harris, Esq. (Via Email)